Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of sanofi-aventis relating to the Sanofi-Aventis Action 2007 Shareholding Plan of our reports dated March 28, 2007 relating to the consolidated financial statements, and to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of sanofi-aventis which appear in this annual report on Form 20-F for the year ended December 31, 2006.

Neuilly-sur-Seine, France

November 2, 2007

PricewaterhouseCoopers Audit

/s/ Catherine Pariset	/s/ Philippe Vogt
Catherine Pariset	Philippe Vogt